MUNIVEST FUND II, INC.

FILE # 811-7478

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
06/21/01	Michigan St Bldg Auth 5.0% 10/15/24	$419,730,000	$2,500,000	Morgan Stanley
07/26/01	PA St Turnpike 5.0% 07/15/07	$476,065,000	$2,810,000	PNC Securities
07/26/01	PA St Turnpike 5.0% 07/15/09	$476,065,000	$3,215,000	PNC Securities
07/26/01	PA St Turnpike 5.0% 07/15/10	$476,065,000	$2,230,000	PNC Securities
09/26/01	St of Wisconsin GO 5.5% 05/01/12	$246,525,000	$2,500,000	Bear Stearns
		$	$
		$	$